Mr. Daniel Hanlon, Co-CEO & Founder
Mr. David Hanlon, Co-CEO & Founder
Ms. Jennie Hanlon, Spiritual Road Crew Leader and Founder
Excelsior-Henderson Motorcycle Manufacturing Company
805 Hanlon Drive
Belle Plaine, Minnesota 56011

Dear Founders:

    This engagement letter is to follow up our discussions regarding our prospective involvement with Excelsior-Henderson Motorcycle Manufacturing Company and its subsidiaries, affiliates and shareholders (collectively Excelsior-Henderson or the Company) advising you in the areas of accounting, finance, capital structure, strategic venture alternatives, (including joint ventures and prospective merger and acquisition opportunities) and investor relations. Should you find this proposal acceptable, by affixing your signatures, it will serve additionally to confirm our agreement that Platinum Capital LLC (Platinum) has been retained as your advisor in these capacities.

    We understand our objectives during this assignment to be fourfold:

Objectives:

  •
  First and foremost, to continue the process of positioning Excelsior-Henderson to achieve its full potential of being the second significant heavy cruiser brand in the world.
  •
  Secondly, provide management resources to fill the Chief Financial Officer role. Terry Adams will be named Chief Financial Officer of the Company.
  •
  Third, to realign the capital structure and liquidity of the Company to enable it to continue to operate and enable it to pursue an expansion of the distribution network and build a marketing and merchandising capability in all respects that will challenge other motorcycle companies' programs in professionalism and execution.
  •
  Fourth, as the operating results enable, to analyze and pursue strategic alternatives available to the Company to maximize shareholder value.

    Based upon our understanding of these objectives, we are prepared to act as your advisor in connection with these objectives on the terms and subject to the conditions which follow in this document.

Advisory Role

    In addition, Platinum, in its role as advisor will assist you and the Company in such activities, analysis, negotiation and planning as Excelsior-Henderson may reasonably require or request, including:

  i)
  Negotiating appropriate adjustments with senior and subordinated debt holders;
  ii)
  Valuing the business, and isolating value drivers;
  iii)
  Analyzing alternative equity structures and negotiating so as to achieve the needs of the Company for liquidity at the lowest relative cost to current stakeholders;
  iv)
  Advising the Company in sourcing both the external public relations and investor relations firms necessary to grow the Company and operating in an interim capacity until they are procured;
  v)
  Developing strategic venturing and M&A alternatives for the Company and initiating and framing negotiations with prospective acquirers and partners.

Personnel

    Platinum Capital will perform the services under this agreement primarily via Terry Adams, but may also involve Bill Parizek in our activities.

Compensation

    Retainer:

    Excelsior-Henderson shall pay Platinum Capital a bi-weekly advisory retainer of $12,500 due every other week until this Agreement is terminated. The minimum number of retainer payments shall be twelve ($150,000). These advisory retainer payments are not refundable and are not contingent upon the completion of a Transaction. If the Transaction is completed or the Agreement is terminated before the sixth month, the earned unpaid retainer amounts are immediately due and payable. The first retainer shall be paid upon acceptance of this Agreement. In the event of a completed Transaction, the aggregate of previously paid Transaction Advisory Retainer fees shall apply against the percentage based Transaction Fees otherwise due.

    Warrants:

    Excelsior-Henderson shall issue to Platinum Capital LLC, contemporaneous with the acceptance of this agreement five year warrants for the purchase 214,170 shares of common stock of the Company, exercisable at a price equal to the closing bid price of the company's common stock on the date of execution of this agreement. The exercise price shall be in all respects adjusted for changes in the capital structure of Excelsior-Henderson including dividends of common stock, reclassifications or recapitalizations and stock splits. The warrants shall vest as to 60% of the number of shares subject to the warrants during the first year that this agreement is in effect, with 15% of such 60% vesting each quarter of such first year. The remaining 40% of the number of shares subject to the warrants shall vest (i) as to one-half of such 40% on the date of closing of a financing transaction in which the Company receives proceeds of $5,000,000 or more and (ii) as to the remaining one-half of such 40% on the date on which the Company's debt restructuring is completed, as determined by the Company and Platinum.

Expense Reimbursement

    The Company agrees to reimburse Platinum promptly upon request for all reasonable out-of-pocket costs and expenses incurred by Platinum in connection with this engagement, including whether or not a Transaction is initiated or closed, including the costs of printing a memorandum, should one be necessary. Platinum will obtain the prior approval of the Company for any expenses in the aggregate, for which it intends to seek reimbursement in excess of $5,000.

Indemnity

    In consideration for Platinum undertaking this assignment, the Company agrees to indemnify and hold harmless Platinum, its officers, shareholders and its associates against all expenses, claims, liabilities, or other damages arising from this Agreement taken against us while acting as advisors to your company other than where Platinum or its associates are deemed to have been grossly negligent in their duties, or due to fraud or malfeasance have breached their obligations to Excelsior Henderson under this agreement. This Indemnification shall survive the termination of this Agreement.

Cooperation and Coordination

    Excelsior-Henderson agrees to furnish all information and data relating to the Company and its activities and in the context of any prospective transaction (s) as Platinum determines is reasonably appropriate and to provide reasonable access to the Company's officers, directors, employees, consultants, counsel and independent accountants.

    The Company agrees to inform Platinum promptly of any developments, either positive or negative, which concern or could affect the Company or any Transaction. The Company will assist Platinum in obtaining information required by Platinum concerning each potential party to the Transaction. Excelsior-Henderson warrants and represents the accuracy and completeness of all information furnished to Platinum, including specifically any and all information utilized in the completion of any memorandum or presentation materials regarding the Company. The Company acknowledges that Platinum will rely on these representations and warrantees and that Platinum does not assume any responsibility for the accuracy or completeness of any information provided by Excelsior-Henderson or its officers, consultants, directors, counsel and/or independent accountants.

    In order to coordinate efforts to effect a Transaction, neither the Company nor any of its representatives will initiate any discussions with respect to the Transaction, except through Platinum or in such a manner as the Company and Platinum determine appropriate after consultation with each other. The Company agrees to refer all inquiries that it receives from any potential party to the Transaction to Platinum during the term of this Agreement.

Confidentiality

    Except to the extent authorized by Excelsior-Henderson, or required by law, Platinum agrees that it will use its best efforts to not disclose to any person, other than to any officer, director, employee, agent, attorney or accountant of Platinum, who needs to know the information in connection with the performance of Platinum's services under this Agreement, any Confidential Information received by Platinum from Excelsior-Henderson, with the exception of prospective buyers who shall be pre-approved by the Company and subject to confidentiality and non-competition agreements satisfactory to Excelsior-Henderson. Confidential Information for this purpose shall not include: i) information that is or becomes (not due to a breach hereof) generally available to the public, or ii) is lawfully obtained by Platinum from a third party, not subject to a non-disclosure to Platinum's knowledge.

    Any advice provided to Excelsior-Henderson by Platinum under this Agreement is solely for the information and assistance of the Company. This advice shall be treated as Confidential Information, and without Platinum's prior approval shall not be disclosed publicly in any manner. No public release or communication regarding a prospective Transaction or Platinum's involvement therein shall be made prior to closing without Platinum's approval. Platinum shall have the right to approve any reference to it, prior to any release or communication. Notwithstanding the foregoing, Platinum understands that as a publicly held company, the Company may be required to disclose certain aspects of the engagement of Platinum or the services provided by Platinum. Prior to making any such disclosure, the Company will notify Platinum of such disclosure and give Platinum the opportunity to review such disclosure. Platinum agrees to fully cooperate with the Company in making such disclosures.

Advertisements

    Following your acceptance of this Agreement and public disclosure of this agreement by the Company, Platinum shall have the right to acknowledge or publicize its involvement at the Company, at its own expense describing its services to the Company under this Agreement, without disclosing any economic specifics, which will remain confidential.

Termination

    This Agreement is for an initial period of six months, subject to extension by mutual agreement by the parties. Either party can terminate the Agreement by 15 days written notice to the other. Notwithstanding any termination, the Indemnification, the representations and warrantees, the right to fees due and, if terminated by Excelsior-Henderson, the right, on the part of Platinum to twelve advisory retainer payments, shall survive termination.

Third Party Beneficiary

    This Agreement is solely for the benefit of the parties hereto and confers no rights to third parties and is not transferable.

Arbitration and Governing Law

    Any claim or dispute arising out of this Agreement shall be submitted to binding and non-appealable arbitration by the American Arbitration Association (AAA) in Minneapolis, Minnesota under the commercial rules then in effect for the AAA. Not withstanding this provision, appropriate injunctive relief may be sought by either party. This Agreement shall be governed by the laws of the State of Minnesota.

Notices

    Any notices given under this Agreement shall be in writing and shall be mailed or delivered to Excelsior-Henderson at 805 Hanlon Drive, Belle Plaine, Minnesota 56011 Attn: Daniel Hanlon and to Platinum Capital LLC at 9855 West 78th St., Suite 50, Eden Prairie, Minnesota 55344, Attn.: Terrance Adams.

    If the terms set forth in this Agreement are acceptable to you, please sign and date the enclosed copies of this letter, retaining one copy for each of you and returning one copy to Platinum.

    We sincerely look forward to assisting you in this next phase of the life of your Company.

Platinum Capital LLC
By: Terrance Adams Managing Director
Agreed and accepted as of
1999.
EXCELSIOR—HENDERSON MOTORCYCLE MANUFACTURING COMPANY
By: Daniel Hanlon Title: Co-CEO, Co-Chairman & Co-Founder
By: David Hanlon Title: Co-CEO, Co-Chairman & Co-Founder
By: Jennie Hanlon
Title: Spiritual Road Crew Leader & Co-Founder